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                                                                     EXHIBIT 3.1




                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                        NATIONAL GAMING COMPANIES, INC.


         National Gaming Companies, Inc., a Corporation organized and existing under the laws of the State of Minnesota (herein referred to as the "Corporation"), in accordance with the provisions of Minnesota Statutes,
Section 302A.139, does hereby certify that:

         1. Effective October 11, 1996, pursuant to the authority conferred upon the Board of Directors by Minnesota Statutes, Section 302A.402, Subdivision 3, the Board of Directors authorized and adopted resolutions providing for a 1 for 3.8125 share combination, and the following is a true copy of such resolutions:

         BE IT RESOLVED, that there is hereby declared a 1 for 3.8125 share combination, pursuant to which each share of common stock outstanding and each share of authorized but unissued stock existing on the Record Date shall be converted into .26229508 of 1 share.

         RESOLVED FURTHER, that the Record Date of such 1 for 3.8125 share combination shall be October 11, 1996.

         RESOLVED FURTHER, that such 1 for 3.8125 share combination is hereby effected automatically as of the Record Date without further action by the Board of Directors or shareholders, and each shareholder of record on the Record Date shall surrender such shareholder's certificates owned prior to the Record Date to the Corporation to receive such lesser number of shares as shall be determined pursuant to such 1 for 3.8125 share combination.

         RESOLVED FURTHER, that any fractional shares resulting from the 1 for
3.8125 share combination shall be rounded to the nearest whole share.

         RESOLVED FURTHER, that each stock option and warrant outstanding on the Record Date shall be adjusted to reflect the 3.8125 share combination by proportionally reducing the number of shares purchasable under such options and warrants and proportionally increasing the applicable exercise prices.

         RESOLVED FURTHER, that this Corporation's Articles of Incorporation shall be amended and restated in its entirety as follows:
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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                        NATIONAL GAMING COMPANIES, INC.

         The following Amended and Restated Articles of Incorporation shall supersede and take the place of the existing Articles of Incorporation and all amendments thereto:

                                ARTICLE 1. NAME

                 The name of the Corporation is Jubilee Gaming Enterprises,
Inc.

                          ARTICLE 2. REGISTERED OFFICE

                 The address of the registered office of the Corporation is 9855 W. 78th Street, Suite 220, Eden Prairie, Minnesota 55344.

                          ARTICLE 3. AUTHORIZED SHARES

                 1.       Authorized Shares.

         The total number of shares of capital stock which the Corporation is authorized to issue shall be 50,000,000 shares, consisting of 45,000,000 shares of common stock, no par value ("Common Stock"), and 5,000,000 shares of preferred stock, no par value ("Preferred Stock").

                 2.       Common Stock.

         All shares of Common Stock shall be voting shares and shall be entitled to one vote per share. Holders of Common Stock shall not be entitled to cumulate their votes in the election of directors and shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation. Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive their pro rata share, based upon the number of shares of Common Stock held by them, of such dividends or other distributions as may be declared by the Board of Directors from time to time and of any distribution of the assets of the Corporation upon its liquidation, dissolution or winding up, whether voluntary of involuntary.

                 3.       Preferred Stock.

         The Board of Directors of the Corporation is hereby authorized to provide, by resolution or resolutions adopted by such Board, for the issuance of Preferred Stock from time to time in one or more classes and/or series, to




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establish the designation and number of shares of each such class or series, and to fix the relative rights and preferences of the shares of each such class or series, all to the full extent permitted by the Minnesota Business Corporation Act, Section 302A.401, or any successor provision. Without limiting the generality of the foregoing, the Board of Directors is authorized to provide that shares of a class or series of Preferred Stock:

                          (a) are entitled to cumulative, partially cumulative or noncumulative dividends or other distributions payable in cash, capital stock or indebtedness of the Corporation or other property, at such times and in such amounts as are set forth in the Board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

                          (b) are entitled to a preference with respect to payment of dividends over one or more other classes and/or series of capital stock of the Corporation;

                          (c) are entitled to a preference with respect to any distribution of assets of the Corporation upon its liquidation, dissolution or winding up over one or more other classes and/or series of capital stock of the Corporation in such amount as is set forth in the Board resolutions establishing such class or series or as is determined in a manner specified in such resolutions;

                          (d) are redeemable or exchangeable at the option of the Corporation and/or on a mandatory basis for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the Board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

                          (e) are entitled to the benefits of such sinking fund, if any, as is required to be established by the Corporation for the redemption and/or purchase of such shares by the Board resolutions establishing such class or series;

                          (f) are convertible at the option of the holders thereof into shares of any other class or series of capital stock of the Corporation, at such times or upon the occurrence of such events, and upon such terms, as are set forth in the Board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;





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                          (g)     are exchangeable at the option of the holders
                 thereof for cash, capital stock or indebtedness of the Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the Board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

                          (h) are entitled to such voting rights, if any, as are specified in the Board resolutions establishing such class or series (including, without limiting the generality of the foregoing, the right to elect one or more directors voting alone as a single class or series or together with one or more other classes and/or series of Preferred Stock, if so specified by such Board resolutions) at all times or upon the occurrence of specified events; and

                          (i) are subject to restrictions on the issuance of additional shares of Preferred Stock of such class or series or of any other class or series, or on the reissuance of shares of Preferred Stock of such class or series or of any other class or series, or on increases or decreases in the number of authorized shares of Preferred Stock of such class or series or of any other class or series.

Without limiting the generality of the foregoing authorizations, any of the rights and preferences of a class or series of Preferred Stock may be made dependent upon facts ascertainable outside the Board resolutions establishing such class or series, and may incorporate by reference some or all of the terms of any agreements, contracts or other arrangements entered into by the Corporation in connection with the issuance of such class or series, all to the full extent permitted by the Minnesota Business Corporation Act. Unless otherwise specified in the Board resolutions establishing a class or series of Preferred Stock, holders of a class or series of Preferred Stock shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote and shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the Corporation.

                        ARTICLE 4.  NO CUMULATIVE VOTING

                 There shall be no cumulative voting by the shareholders of the Corporation.





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                        ARTICLE 5.  NO PREEMPTIVE RIGHTS

         The shareholders of the Corporation shall not have any preemptive rights to subscribe for or acquire securities or rights to purchase securities of any class, kind or series of the Corporation.

                        ARTICLE 6.  ACTION BY DIRECTORS

         6.1 An action required or permitted to be taken at a meeting of the Board of Directors of the Corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the Corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the Board of Directors of the Corporation at which all of the directors were present.

         6.2 Until the date on which the Corporation has at least two (2) Outside Directors serving, the Board of Directors shall take action by at least seventy-five percent (75%) of the number of directors present at a duly held meeting of the Board. For purposes of this Section 6.2, a written consent or opposition by a Director to a proposal to be acted upon at a Board meeting shall constitute presence of such director at such board meeting. For the purposes of this Section 6.2, the term "Outside Director" shall mean a director who is not employed by the Corporation or any of its Affiliates (as defined in Section 8). Until it owns ten percent (10%) or less of the outstanding common stock of this Corporation, National Lodging Companies, Inc. shall be deemed an Affiliate of this Corporation.

         6.3 In accordance with Section 302A.233 of the Minnesota Business Corporation Act, a director may give advance written consent or opposition to a proposal to be acted on at a Board meeting.

                   ARTICLE 7.  LIMITED LIABILITY OF DIRECTORS

         No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improperpersonal benefit or (v) for any act or omission occurring prior to the effective date of this Article. No





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amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.


             ARTICLE 8.  OBLIGATIONS OF CERTAIN BENEFICIAL OWNERS;
                              RIGHTS OF REDEMPTION

         8.1 The Corporation shall not issue any voting securities or other voting interests except in accordance with the provisions of the Colorado Limited Gaming Act and the regulations promulgated thereunder. The issuance of any voting securities or other voting interests in violation thereof shall be void and such voting securities or other voting interests shall be deemed not to be issued and outstanding until (a) the Corporation shall cease to be subject to the jurisdiction of the Colorado Limited Gaming Control Commission (the "Commission"), or (b) the Commission shall, by affirmative action, validate said issuance or waive any defect in issuance.

         8.2 No voting securities or other voting interests issued by the Corporation and no interest, claim or charge therein or thereto shall be transferred in any manner whatsoever except in accordance with the provisions of the Colorado Limited Gaming Act and the regulations promulgated thereunder. Any transfer in violation thereof shall be void until (a) the Corporation shall cease to be subject to the jurisdiction of the Colorado Limited Gaming Control Commission, or (b) the Commission shall, by affirmative action, validate said transfer or waive any defect in said transfer.

         8.3 If the Commission at any time determines that a holder of voting securities or other voting interests of this Corporation is Unsuitable to hold such securities or other voting interests, then the issuer of such voting securities or other voting interests may, within sixty (60) days after the finding of Unsuitability, purchase such voting securities or other voting interests of such Unsuitable Person at the lesser of (i) the cash equivalent of such Person's investment in the Corporation, or (ii) the current market price as of the date of the finding of Unsuitability unless such voting securities or other voting interests are transferred to a Suitable Person (as determined by the Commission) within sixty (60) days after the finding of Unsuitability, such redemption to be made in accordance with the provisions of this Article 8. Until such voting securities or other voting interests are owned by Persons found by the Commission to be Suitable to own them, (a) the Corporation shall not be required or permitted to pay any dividend or interest with regard to the voting securities or other voting interests, (b) the holder of such voting securities or other voting interests shall not be entitled to vote on any matter as the holder of the voting securities or other voting interests, and such voting securities or other voting interests shall not for any purposes be included in





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the voting securities or other voting interests of the Corporation entitled to vote, and (c) the Corporation shall not pay any remuneration in any form to the holder of the voting securities or other voting interests except in exchange for such voting securities or other voting interests as provided in this paragraph.

         8.4 No Person may become the Beneficial Owner of five percent (5%) or more of any class or series of the Corporation's issued and outstanding Capital Stock unless such Person agrees in writing to: (i) provide to any Gaming Authority information regarding such Person, including without limitation thereto, information regarding other gaming-related activities of such Person and financial statements, in such form, and with such updates, as may be required by any Gaming Authority; (ii) respond to written or oral questions that may be propounded by any Gaming Authority; and (iii) consent to the performance of any background investigation that may be required by any Gaming Authority, including without limitation thereto, an investigation of any criminal record of such Person.

         8.5 To the extent that any Beneficial Owner of five percent (5%) or more of any class or series of the Corporation's issued and outstanding Capital Stock shall be determined unqualified to hold a gaming license, Unsuitable to be involved in gaming by any Gaming Authority, or Unsuitable to own the securities of this Corporation, such Person shall transfer his interest to the Corporation or to a Suitable Person in accordance with this Article 8.

         8.6 Notwithstanding any other provisions of these Articles, but subject to the provisions of any resolution of the Board of Directors creating any series of Preferred Stock or any other class of stock which has a preference over common stock with regard to dividends or upon liquidation, outstanding shares of Capital Stock held by a Disqualified Holder shall be subject to redemption at any time by the Corporation by action of the Board of Directors. The terms and conditions of such redemption shall be as follows:

                 (a) the redemption price of the shares to be redeemed shall be equal to the lesser of (i) the Disqualified Holder's investment in the Capital Stock or (ii) the Current Market Price of such securities or such other redemption price as required by pertinent state or federal law or regulation pursuant to which the redemption may be required;

                 (b) the redemption price for such securities may be paid in cash, Redemption Securities or any combination thereof;





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                 (c)      at least thirty (30) days written notice of the
                          Redemption Date shall be given to the record holder of the securities selected to be redeemed (unless waived in writing by any such holder) provided that the Redemption Date may be the date on which written notice shall be given to a record holder if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such holder and subject to immediate withdrawal by him upon surrender of the certificates for the securities to be redeemed;

                 (d) from and after the Redemption Date or such earlier date as mandated by pertinent state or federal law or regulation, any and all rights of whatever nature, of the Beneficial Owner of the securities to be redeemed (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and such Beneficial Owner shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

                 (e) such other terms and conditions as the Board of Directors shall determine are required to comply with applicable laws and regulations of Colorado, and Other Jurisdiction or Gaming Authority.

                 8.7 Definitions. Capitalized terms used in this Article 8 shall have the meanings provided below.

         "AFFILIATE" AND "ASSOCIATE" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"). The term "registrant" as used in said Rule 12b-2 shall mean the Corporation.

         "BENEFICIAL OWNER" shall mean any Person who, singly or together with any of such Person's Affiliates or Associates, directly or indirectly, has "beneficial ownership" of Capital Stock (as determined pursuant to Rule 13d-3 of the Act).

         "CAPITAL STOCK" shall mean any common stock, preferred stock, special stock, or any other class or series of securities of the Corporation.

         "CLOSING PRICE" on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing sale price on the composite tape for the New York Stock Exchange - listed stocks, or, if stock of the class or series in question is not quoted on such composite tape





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on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the closing sales price for such stock on the National Association of Securities Dealers, Inc., Automated Quotation System, or, if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

         "CURRENT MARKET PRICE" of a share of Capital Stock shall mean the average Closing Price for such a share for each of the 45 most recent days during which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall have been given; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the- counter-market, "Current Market Price" shall be determined by the Board of Directors in good faith; as provided, further, however, that "Current Market Price" as to any stockholder who purchases any stock subject to redemption within 120 days prior to a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid for such shares.

         "DISQUALIFIED HOLDER" shall mean any Beneficial Owner of shares of Capital Stock of the Corporation or any of its Subsidiaries, who is deemed Unsuitable by any Gaming Authority, or whose holding of shares of Capital Stock may result or, when taken together with the holding of shares of Capital Stock by any other Beneficial Holder, may result in the judgment of the Board of Directors, in (i) the disapproval, modification, or non-renewal of any contract under which the Corporation or any of its Subsidiaries has sole or shares authority to manage any gaming operations, or (ii) the loss, non-reinstatement, or delay of more than six months in the approval of any license or franchise from any governmental agency held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or any Subsidiary, which license or franchise is conditioned upon some or all of the holders of Capital Stock meeting certain criteria.

         "GAMING AUTHORITY" shall mean the Colorado Limited Gaming Control Commission, the Colorado Division of Gaming, and any successors thereto, or any tribal or governmental authority of an Other Jurisdiction regulating any form of gaming and that has jurisdiction over the Corporation or its Subsidiaries.

         "PERSON" shall mean any natural person, Corporation, firm, partnership, association, government, governmental agency, or any other entity, whether acting in an individual, fiduciary, or any other capacity.





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         "REDEMPTION DATE" shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this
Article 8.

         "REDEMPTION SECURITIES" shall mean any debt or equity securities of the Corporation, any subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking form selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given, at least equal to the Current Market Price of the securities to be redeemed pursuant to this Article 8 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

         "SUBSIDIARY" shall mean any company of which a majority of any class of equity security is beneficially owned by the Corporation.

         "SUITABILITY" OR "SUITABLE" shall mean, in relation to a Person, the ability to be licensed by the Commission or any Gaming Authority and, in relation to acts or practices, lawful acts or practices.

         "UNSUITABILITY" OR "UNSUITABLE" shall mean, in relation to a Person, the inability to be licensed by the Commission because of prior acts, associations, or financial conditions, and, in relation to acts or practices, those which violate or would violate the statutes or rules or are or would be contrary to the declared legislative purposes of the Colorado Limited Gaming Act or those which violate or would violate the statutes and rules or are or would be contrary to the declared legislative purposes of such statutes or rules of any Gaming Authority.

         8.8 In the event the Corporation shall hold, or apply for, a gaming license or permit in a jurisdiction other than, or in addition to, Colorado (an "Other Jurisdiction"), the laws and regulations of the Other Jurisdiction shall also govern the issuance of the securities of this Corporation and obligations of the beneficial owners of its securities. The provisions of this Article 8 shall also be applicable, to the extent necessary for purposes of regulating the issuance and ownership of this Corporation's securities and the obligations of the beneficial owners of its securities, under the laws and regulations of the Other Jurisdiction and any court or tribunal shall substitute the name of an Other Jurisdiction for Colorado in applying and construing these Articles of Incorporation, which shall be construed to comply with the laws and regulations of the Other Jurisdiction and applied in a manner to enable the Corporation to obtain and maintain a gaming license or permit in such Other Jurisdiction.





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                 8.9      Unless the context of this Article 8 clearly requires
         another construction, all references in the singular shall include the plural and all references in the plural shall include the singular.

         RESOLVED FURTHER, that the Chief Executive Officer of this Corporation is authorized and directed: (1) to prepare, execute, acknowledge and file Articles of Amendment to the Articles of Incorporation of this Corporation together with any other document or instrument necessary in connection with such 1 for 3.8125 share combination; and (2) to do or cause to be done any other action necessary or desirable to effect such share combination and the intents and purposes of the foregoing resolutions.

         2. These Articles of Amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of the Corporation's stock and will not result in the percentage of authorized shares that remains unissued after the combination exceeding the percentage of authorized shares that were unissued before the combination.

         3. These Articles of Amendment to the Articles of Incorporation was adopted pursuant to Chapter 302A.

         IN WITNESS WHEREOF, National Gaming Companies, Inc. has caused these Articles of Amendment to be signed by its Chief Executive Officer this 9th day of December, 1996.


                                              NATIONAL GAMING COMPANIES, INC.




                                              By /s/ Craig H. Forsman
                                                ---------------------------
                                                Craig H. Forsman
                                                Chief Executive Officer





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